UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Transfer of Listing.

On March 3, 2010, YRC Worldwide Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, a deficiency exists with regard to NASDAQ Listing Rule 5450(a)(1), which requires a minimum bid price of $1.00 per share. Pursuant to the NASDAQ Listing Rules, the Company has a grace period of 180 calendar days from March 3, 2010, or until August 30, 2010, to regain compliance with the $1.00 minimum bid price requirement. In order to regain compliance, the closing price of the Company’s common stock must be $1.00 or greater for a minimum of 10 consecutive business days during the 180-day grace period.

A copy of the news release announcing the receipt of the letter from NASDAQ is being furnished as Exhibit 99.1 and is incorporated by reference into this Item 3.01.

Item 8.01.	Other Events.

As previously disclosed, pursuant to a Quarterly Report on Form 10-Q that the Company filed with the Securities and Exchange Commission on August 10, 2009, the Company’s employees represented by the International Brotherhood of Teamsters (“Teamsters”) ratified the Amended and Restated Memorandum of Understanding on the Job Security Plan dated July 9, 2009 (the “MOU”), which modified the National Master Freight Agreement, effective April 1, 2008 through March 31, 2013, with YRC Inc., USF Holland Inc. and New Penn Motor Express Inc. (the “NMFA”). The MOU, among other things, provided for a 15% wage reduction (including the 10% wage reduction implemented in January 2009) for participating union employees and an 18-month cessation of union pension fund contributions. Pursuant to the MOU, the Company agreed to establish a stock option plan for affected union employees (including those employees represented by unions other than the Teamsters), who are employed by bargaining units that ratified the MOU (“Union Employees”), providing for options to purchase shares representing 20% of the Company’s outstanding common stock on a fully diluted basis, subject to shareholder approval. The Company also agreed to grant Union Employees stock appreciation rights on terms similar to the option plan, which will become effective if the Company’s shareholders do not approve the stock option plan.

Consistent with these expectations, on March 1, 2010, the Finance Committee of the Company’s Board of Directors adopted the Second Union Employee Option Plan (the “Stock Option Plan”) and the Second Union Employee Stock Appreciation Right Plan (the “SAR Plan”). Copies of the Stock Option Plan and the SAR Plan are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The terms of the Option Plan and the SAR Plan are similar to the terms of the union option plan and the union stock appreciation right plan established in the first quarter of 2009 in connection with a prior modification to the NMFA.

Pursuant to the Stock Option Plan, the Company will grant to its Union Employees options to purchase an aggregate of 263,746,809 shares of the Company’s common stock. Substantially all of these options were granted to Union Employees on March 1, 2010 at an exercise price equal to $0.48 per share. The options will vest in full on the day immediately following the day the Company’s shareholders approve the Stock Option Plan and will be exercisable for 10 years following the date of grant, subject to the terms of the Stock Option Plan. Upon a reverse stock split, the number of shares of common stock that may be purchased upon the exercise of the options will be proportionately reduced and the exercise price for such shares will be proportionately increased. The options were granted subject to shareholder approval and will not be effective until the Stock Option Plan is approved by the shareholders of the Company. The Company expects to submit the Stock Option Plan to a vote by its shareholders at a meeting of the shareholders later this year, most likely its annual meeting of shareholders. If the shareholders of the Company do not approve the Stock Option Plan by February 28, 2011, the options granted under the Stock Option Plan will automatically terminate.

Pursuant to the SAR Plan, the Company will grant to its Union Employees stock appreciation rights (“SARs”) with respect to 263,746,809 shares of the Company’s common stock. Substantially all of the SARs were granted to Union Employees on March 1, 2010 at an exercise price equal to $0.48 per share. Each Union Employee received one SAR under the SAR Plan for each option that the Union Employee received under the Stock Option Plan. Each SAR provides the Union Employee the right to receive a cash payment from the Company equal to the closing price of the Company’s common stock on the date of exercise less the exercise price of the SAR. The SARs will vest in full on the first anniversary of the grant date, and will be exercisable for 10 years following the date of grant, subject to the terms of the SAR Plan. Upon a reverse stock split, the number of SARs will be proportionately reduced and the exercise price of the SARs will be proportionately increased. If the shareholders of the Company approve the Stock Option Plan, the SARs granted under the SAR Plan will automatically terminate.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	YRC Worldwide Inc. Second Union Employee Option Plan.

10.2	YRC Worldwide Inc. Second Union Employee Stock Appreciation Right Plan.

99.1	News Release dated March 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: March 5, 2010	By:	/s/ Jeff P. Bennett
Jeff P. Bennett
Vice President - Legal, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	YRC Worldwide Inc. Second Union Employee Option Plan.

10.2	YRC Worldwide Inc. Second Union Employee Stock Appreciation Right Plan.

99.1	News Release dated March 5, 2010

5